Exhibit 99.3

MICT Q1 2019 Earnings Call

Tuesday May 21, 2019

9:00 a.m. ET

Operator:

Thank you. Good morning and thank you for calling in to review MICT’s First Quarter 2019 results. Management will provide an overview of the results.

Importantly, there is a slide presentation which management will use during their overview. This presentation can be found on the Investor Relations section of the company’s website, www.mict-inc.com, under Events and Presentations. You may also access a pdf copy of the presentation by clicking the link in the company’s press release regarding these financial results issued this morning and then clicking a second link labeled “First Quarter 2019 Results.” Callers accessing the pdf copy of the presentation will need to manually scroll through the slides as management goes through the presentation.

I will now take a brief moment to read the Safe Harbor statement. During the course of this call, management will make express and implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. federal securities laws. These forward-looking statements include, but are not limited to those statements regarding the fact that the Company continues to be engaged in the transactions contemplated by the acquisition agreement entered into among MICT, BNN and ParagonEx Ltd. Such forward-looking statements and their implications involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. The forward-looking statements contained in this presentation are subject to other risks and uncertainties including those discussed in the risk factor section and elsewhere in the company’s annual report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Important Additional Information Will be Filed with the SEC

On February 5, 2019, Global Fintech Holdings Ltd. (“GFH”) filed a registration statement on Form F-4 containing a proxy statement for MICT’s stockholders, a prospectus, and other important information in connection with the proposed business combination. MICT URGES INVESTORS AND STOCKHOLDERS TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MICT, GFH, BNN Technology PLC, ParagonEX, Ltd., and other parties, the PROPOSED BUSINESS COMBINATION, AND OTHER RELATED MATTERS. investors and stockholders may obtain free copies of these materials with the SEC through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement by directing a request to: MICT, Inc., 28 West Grand Avenue, Suite 3, Montvale NJ 07645. Investors and stockholders are urged to read the proxy statement, prospectus and other relevant materials before making any voting or investment decision with respect to the proposed business combination.

Participants in Solicitation

MICT and its directors and executive officers, may be deemed to be participants in the solicitation of proxies for the special meeting of MICT’s stockholders to be held to approve the proposed business combination. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of MICT’s stockholders in connection with the proposed business combination are set forth in the proxy statement/prospectus. You can find information about MICT’s executive officers and directors in its Annual Report on Form 10-K for the year ended December 31, 2018. After such filing, you can obtain free copies of these documents from MICT using the contact information above.

Important Information about the Tender Offer

THE TENDER OFFER REFERRED TO ON THIS CALL WAS COMMENCED BY BNN TECHNOLOGY PLC ON FEBRUARY 5, 2019. THIS CALL IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR PURCHASE, OR THE SOLICITATION OF TENDERS WITH RESPECT TO THE SHARES OF MICT. NO OFFER, SOLICITATION, PURCHASE OR SALE WILL BE MADE IN ANY JURISDICTION IN WHICH SUCH AN OFFER, SOLICITATION, PURCHASE OR SALE WOULD BE UNLAWFUL. THE OFFERING DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFERING DOCUMENTS AND TO CONSULT THEIR INVESTMENT AND TAX ADVISORS BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES. THE TENDER OFFER STATEMENT, INCLUDING THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, AND OTHER RELATED MATERIALS, AND THE SOLICITATION/RECOMMENDATION STATEMENT OF MICT ON SCHEDULE 14D-9, ARE ALSO BE AVAILABLE TO MICT’S STOCKHOLDERS AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

Please note that the date of this conference call is May 21, 2019 and any forward-looking statements that management makes today are based on assumptions that are reasonable as of this date. Except as otherwise required by law, the company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

On the call this morning, we have Moran Amran, controller of MICT. And again, as a reminder, management will be referring to a slide presentation that can be accessed via the Investor Relations section of the company’s site or the link in the press release.

We will start with an opening message from Moran, who will give an overview of business developments for the three months ended March 31, 2019. Moran will then move to review the numbers. I will now turn the call over to Moran, who will begin the presentation on slide 5. Please go ahead, Moran.

Moran Amran:

Slide 5	Thank you, good morning everyone.

In the first quarter of 2019, we continued to be engaged in the transactions contemplated by the acquisition agreement MICT entered in December of 2018 among MICT, BNN and Paragonex Ltd. During the first quarter, MICT’s ownership interest in Micronet decreased to 33.88% and its voting rights decreased to 39.53% as a result of a public equity offering on the Tel Aviv Stock Exchange that Micronet Ltd. closed on February 24, 2019. According to U.S. GAAP, MICT no longer reports consolidated Micronet Ltd. numbers, effective March 1, 2019. As a result, the first quarter 2019 results that MICT is reporting today reflect consolidated Micronet Ltd. revenues for the months of January 2019 and February 2019 only.

I would like to point out that under the relevant Israeli securities laws, MICT is of the opinion that it maintains effective control of Micronet by virtue of its high level of influence over Micronet.

Slide 6	On Slide 6, we will review the first quarter 2019 financial results.

Revenue was $477,000 in the first quarter of 2019, compared to $5.98 million in the first quarter of 2018.

Gross loss was $369,000, representing 77% of revenues, in the first quarter of 2019 compared to a gross profit of $1.72 million, representing 29% of revenues, in the first quarter of 2018.

Research and development expense in the first quarter of 2019 was 261,000, or 55% of sales, as compared to $527,000, or 9% of sales in the first quarter of 2018.

Selling, general and administrative expense was $1.19 million in the first quarter of 2019, as compared to $1.67 million in the first quarter of 2018.

Net loss was $910,000 in the first quarter of 2019 as compared to a net loss of $850,000 in the first quarter of 2018.

Slide 7	The next slide illustrates the revenues for the first quarter of 2019 as compared to the first quarter of 2018. Revenues were $477,999 in the first quarter of 2019, as compared to $5.99 million in the first quarter of 2018.

Slide 8	Slide 8 provides a more detailed breakdown of the numbers.

Operating expenses in the first quarter of 2019 were $1.47 million as compared to $2.41 million in the first quarter of 2018. Loss from operations were $1.83 million in the first quarter of 2019 as compared to $693,000 in the first quarter of 2018. We reported a $299,000 net profit from the deconsolidation of Micronet in the first quarter of 2019. Basic and diluted loss per share from discontinued operations in the first quarter of 2019 was 9 cents per share as compared to 11 cents per share in the first quarter of 2018.

Slide 9	Turning to slide 9, on our balance sheet we have $347,000 in cash and cash equivalents, a $1.8 million deficit in working capital, and a deficit of $138,000 in shareholders’ equity as of March 31, 2019.

Summary	MICT’s executive management team and board are committed to identifying opportunities and implementing growth strategies in order to increase value for MICT shareholders.

I would like to thank our dedicated employees.

Thanks and I look forward to speaking with you next quarter.

Operator:

Thank you. This concludes MICT’s 1st Quarter 2019 results Conference Call.

Thank you for your participation. You may go ahead and disconnect

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